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                                                                   EXHIBIT 10.20

                             [Inventa Letterhead]

August 5, 1998

Elizabeth J. Campbell
3725 El Centro Avenue
Paid Alto, CA 94306

Dear Elizabeth:

As Michael Makishima, Inventa Corporation Controller, discussed in his recent telephone conversation with you, we are pleased to offer you a position as Director of Human Resources with Inventa. In this position, you will be based at Inventa's Santa Clara office and will report to Michael.

Your base salary will be $4,166.67 which is paid semi-monthly and is equivalent to $100,000 when paid over a year. Salaries are reviewed at least once a year and are adjusted as needed in relation to individual performance and salaries in the marketplace. You will also be eligible to receive an annual performance bonus that is based on company and individual performance. The target bonus percentage for your position and salary grade level is 25%. In lieu of a 1998 bonus, you shall receive a sign-on bonus of $10,000, payable on the first pay period following your start date. If you leave the company within your first year of employment, the $10,000 is repayable to the company.

Under the terms of the company's Incentive Stock Option Plan, you will receive and option to acquire 20,000 shares of Inventa common stock at an exercise price per share equal to the market value as determined by the Board of Directors on the next option grant date. This option will vest 25% on your first anniversary of employment, and ratably every month over the next three years until fully vested after four years of employment. You may receive additional option grants over time as a result of performance and/or added responsibilities. All option grants are, of course, subject to approval by the Inventa Board of Directors.

You will be entitled to the complete Inventa benefits package which is outlined in the enclosed Benefits Summary. The Inventa 401(k) Plan allows you to defer paying taxes on up to approximately 19% of your compensation or $10,000 per year, whichever is less, by investing that amount in one or more of the investment vehicles provided by the Plan. Inventa also matches 25% on the first 4% of compensation you contribute to the Plan. Please feel free to call me at 408-987-0220, ext. 320 or send e-mail to dsmith@inventa.com if you have any
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questions or would like more information on the benefits.

Upon joining Inventa, you will be required to sign a Confidentiality and Proprietary Information Agreement as a condition of employment with the company. Your employment is at will which means either you or the company can terminate your employment at any time.
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Elizabeth J. Campbell                 [Inventa Letterhead]
Page 2



The United States government requires all new employees to present evidence of their identity and legal right to work in the this country within three days of the date they begin work. The enclosed "Lists of Acceptable Documents" show the documents you may present to fulfill these requirements. Please note you must either 1) present a document from List A or 2) present one document from List B and one document from List C. You will need to bring appropriate documents with you the day you report for work. If you elect to use a U.S. social security card as proof of employment eligibility, it must be an original card.

If you have any questions regarding this offer please don't hesitate to contact me. If this offer is acceptable to you, please sign and date the original in the spaces provided below and return it to me in the enclosed FedEx envelope. The copy is for your records.

Elizabeth, Inventa management and employees are committed to build Inventa into a world-class company. Of course, this will require dedication and hard work from everyone. We feel you would be a valuable addition to Inventa and look forward to having you as part of the team in meeting this challenge.

Sincerely

/s/ Dixie E. Smith
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Dixie E. Smith
Acting Human Resources Manager
Inventa Corporation



Enclosures (3)

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                    DATE:_______________________________